VIKING ACQUISITION GROUP, LLC
UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT ("Agreement") is entered into as of the 13th day of September, 2013, by and among (i) **Mine Investment, LLC**, a Delaware limited liability company ("Purchaser"); (ii) **New Lead Holdings, Ltd.**, a Bermuda corporation and the sole member of Purchaser ("Newlead"), and (iii) **Pallas Holdings, LLC,** a Delaware limited liability company ("Seller").

RECITALS:

WHEREAS, on the date hereof, the Seller collectively owns 100% of all the membership interests (collectively, "Ownership Interests") in Viking Acquisition Group, LLC, a Kentucky limited liability company ("VAG" or "Company");

WHEREAS, upon Closing Seller shall assign to VAG the Marrowbone Letter of Intent, dated May 10, 2013, ("LOI"), subject to a pledge by VAG of the Marrowbone interests as additional security ("Marrowbone Pledge Agreement"), which LOI shall not be assignable by Company to any other party without the prior written consent of Seller; nor may Purchaser or any of its affiliates acquire Marrowbone in any entity other than VAG, whether pursuant to the terms of the LOI or otherwise;

WHEREAS, Purchaser desires to purchase all of the Ownership Interests of Company owned by Seller at the Closing, and Seller is willing to sell such Ownership Interests to Purchaser, on the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used in this Agreement shall have the respective meanings set forth in the relevant provisions of this Agreement.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1. PURCHASE OF OWNERSHIP INTERESTS.

1.1 Transfer. Upon the terms and subject to the conditions set forth herein, Seller agrees to sell, transfer, convey, assign and deliver to Purchaser at the Closing, and Purchaser agrees to purchase and accept from Seller at the Closing, free and clear of all Liens, , all of Seller's right, title and interest under, in and to the Ownership Interests in Company.

1.2 Release of Bonds. Within sixty (60) days following Closing, Purchaser shall replace all environmental bonds, performance bonds and similar bonds or sureties (collectively, "Sureties"), and shall cause the release ("the Bond Release") of Perian Salviola, Pallas Holdings, LLC, Pallas Highwall Mining, LLC, Matangi Trust, from any and all obligations pursuant to that certain General Indemnity Agreement dated January 1, 2013 by and among Perian Salviola, Matangi Trust, Pallas Holdings, LLC, Pallas Highwall Mining, LLC, Coal Operators 1 LLC, Viking Acquisitions Group, LLC (collectively, "Seller Affiliates") and Bond Safeguard

Insurance Company and/or Lexon Insurance Company. All funds securing such Sureties shall thereupon be repaid to Seller. At the time of such replacement, Purchaser will either pay Seller the amount of $ 202,925 that Seller has posted as collateral or have such amount refunded to Seller if Purchaser replaces the collateral.

1.3 Retained Liabilities. Except as set out on Schedule 1.3 ("Retained Liabilities"), Company shall have no liabilities at the time of Closing except for Current Liabilities. With regard to Retained Liabilities the parties agree that Purchaser shall use commercially reasonable efforts to cause the removal of any personal guarantees securing the Retained Liabilities, which shall remain the obligation of Company.

1.4 Retained Receivables. Prior to Closing, Seller shall distribute from Company and retain after Closing accounts receivable in the aggregate amount set forth on the attached Schedule 1.4. If payments thereon are received by Company they shall be immediately paid to Seller.

2. PURCHASE PRICE.

2.1 Purchase Price.

(a) The purchase price for the Ownership Interests shall be $15,000,000 ("Purchase Price"). The Purchase Price shall be paid at Closing by:

(i) a convertible bond in the original principal amount of $15,000,000 (the "Bond") issued by New Lead in the form attached as Exhibit A , which shall be convertible into New Lead Common Stock and shall bear interest at an annual rate of 8% per annum, compounded monthly. The Bond shall be secured by a pledge of the Ownership Interests sold pursuant to this Agreement, pursuant to that certain Unit Pledge Agreement of even date herewith, as well as the Marrowbone Pledge Agreement;

(ii) the Bond provides for a cash payment in the amount of One Hundred Twenty Five Thousand Dollars ($125,000) at closing ("Closing Payment");

(ii) the Bond also provides for the issuance at closing of shares of the New Lead common stock, par value $0.01 (the "Common Stock") having a value of $5,875,000, with the number of shares of Common Stock determined by dividing (i) the $5,875,000 by (ii) the Stock Price (the "**Stock Price**"). "**Stock Price**" means the average of the closing prices for the ten (10) trading days immediately prior to (but not including) the Closing Date ("Closing Shares"); and

(b) Purchaser further agrees that Seller shall be made whole for the Purchase Price in the event that the Seller realizes gross proceeds from the sale of the Common Stock issued by New Lead as payment of the principal of the Bond of less than $14,875,000 as further set forth in Section 1(g) of the Bond ("True-Up Amount"). A similar calculation shall be made for all interest paid on the Bond in Common Stock. Such True-Up Amount payment shall be made by Purchaser to Seller in additional shares of Common Stock. Any failure of Purchaser to make such True-Up Amount payment in full when demanded shall constitute a default under the terms hereof, and shall entitle Seller to pursue the collateral set forth in Section 2.1(a) hereof.

(c) In the event that Purchaser or Company, or any approved assignee thereof, is not able to obtain an extended or restated Lease with Lessor (as herein defined) within 180 days following Closing, then it shall be entitled to a price reduction. The Purchase Price shall thereupon be adjusted by a reduction of $4,000,000, which shall consist of a reduction of the principal balance of the Bond, and a corresponding reduction in the True-Up Amount, if any. The parties agree to work diligently toward such Lease extension or renewal and shall both cooperate and act in good faith in connection therewith.

(d) As of the one year anniversary of the Closing Date, or such earlier date that Seller liquidates the Closing Shares (the "**Measurement Date**"), the Market Value (as defined below) of the Closing Shares is less than $5,875,000 (such deficit, the "**True-Up Amount**"), then the Company shall pay the True-Up Amount to Seller, in cash, shares of Common Stock or a combination thereof, at the Company's sole option, by no later than ten (10) business days after the Measurement Date. If the True-Up Amount is to be paid in shares of Common Stock, then the per share price of such shares shall be equal to the Stock Price as determined with reference to the Measurement Date (the "**True-Up Stock Price**"). "**Market Value**" means the (i) aggregate gross proceeds received by Seller from one or more sales, as evidenced by brokerage statements for such sales; *provided, however,* that if the sale price is not reasonably related to the trading price on the sale date, such sale shall be deemed to have occurred at the greater of the Market Price on (1) the Closing Date and (2) the Measurement Date, plus (ii) the product of (A) the number of any unsold shares of Common Stock and (B) the Stock Price with reference to the Measurement Date. "**Market Price**" means, if (i) the Common Stock is then listed or quoted on a Trading Market, the closing price as listed or quoted; (ii) if the Common Stock is not then listed on a Trading Market and if prices for the Common Stock are then reported in an over the counter market maintained by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the mean of the bid and asked prices per share of the Common Stock; or (iii) in all other cases, the fair market value of a share of Common Stock determined by the Company's board of directors acting in good faith.

2.2 Allocations. The Purchase Price shall be allocated among the assets of Company according to Schedule 2.2, which shall be mutually agreed to by the parties within sixty (60) days following Closing. After the Closing, the parties agree to make consistent use of the allocation and other information specified in Section 2.2 for all purposes and in any and all filings and Returns, declarations and reports, including all reports filed with the IRS. In any proceeding related to the determination of any Tax, no party hereto shall contend or represent that such allocation is not correct.

2.3 Working Capital Adjustment.

(a) The Purchase Price shall be increased or reduced by the Initial Working Capital Adjustment and the Final Working Capital Adjustment, as hereafter defined.

(b) Company and/or Seller shall deliver to Purchaser a written statement of Current Assets, Current Liabilities and other Liabilities owed by Company at Closing at an agreed date certain near or at the Closing Date. At Closing, Purchaser and Seller shall calculate Working Capital based on the information submitted ("Initial Working Capital"). The Purchase

Price shall then be increased by positive Initial Working Capital or decreased by negative Initial Working Capital ("Initial Working Capital Adjustment").

(c) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement of Purchaser's determination of the actual Working Capital of Company ("Final Working Capital Statement") on the Closing Date (the "Final Working Capital"). The Final Working Capital Statement will include supporting work papers reasonably required to evidence Purchaser's calculation of the Final Working Capital Adjustment. If the Final Working Capital is (i) less than the Initial Working Capital, the Purchase Price shall be decreased by that amount, or (ii) more than the Initial Working Capital, the Purchase Price shall be increased by that amount (the "Final Working Capital Adjustment").

(d) In the event Seller disagrees with the determination of Final Working Capital Adjustment, it shall provide written notice thereof to Purchaser, and the parties shall attempt to mutually agree on the disputed items. If the parties are unable to reach such a mutual agreement, the determination of Final Working Capital Adjustment shall be made by Woomer, Nistendirk and Associates, PLLC, CPAS of Charleston, West Virginia, and shall be resolved within thirty (30) days thereafter.

(e) The Seller or Purchaser shall pay the Final Working Capital Adjustment to Purchaser or Seller, as applicable, within ten (10) days of the final determination thereof by agreement or the Accounting Referee's calculation, whether from the Final Holdback or otherwise. To the extent any Working Capital Adjustment requires any payment by Seller, it may satisfy its obligation, at its sole option, by reduction in the principal amount of the Bond, and corresponding reduction in the True-Up Amount, if any. To the extent any Working capital Adjustment requires any payment to Seller, Purchaser may satisfy its obligation, at its sole option, by increasing the principal amount of the Bond and increasing the True-Up Amount. The Final Working Capital Adjustment shall be deemed to constitute an increase or reduction of the Purchase Price, as applicable.

3. Closing. The closing of the transactions contemplated in this Agreement ("Closing") shall take place on September 13, 2013 ("Closing Date") at the offices of Purchaser at 10:00 A.M., local time. The Closing shall occur only following notice from Purchaser and Seller that the conditions precedent to Closing set forth in Section 8 have been satisfied or waived. The effective time of the Closing shall be 12:01 a.m., Eastern Daylight Time, on the Closing Date unless otherwise agreed.

4. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

4.1 Existence. Company is a limited liability company duly organized and validly existing under the laws of Kentucky.

4.2 Power and Authority. Company has, and at all times has had, full power and authority to own and lease its assets as and where such assets are now owned and leased, and to conduct its business as and where such business has been and is now being conducted. Company

and Seller have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform their respective obligations under this Agreement.

4.3 Binding Effect. This Agreement has been duly executed and delivered by Company and Seller and constitutes, and each and every agreement and instrument executed by Company and Seller in connection herewith ("Ancillary Documents") will constitute, the legal, valid and binding obligation of Company and Seller, enforceable against them in accordance with its respective terms.

4.4 No Violation or Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate, conflict with or require consent under, any Contract, agreement or other instrument or document, or any law, regulation, rule, injunction, order, decree, ruling or judgment of any governmental agency, court or other party to which Seller or the Ownership Interests are subject.

4.5 Capitalization. The outstanding ownership interests of Company consist solely of the Ownership Interests, which are owned 100% by Seller. The Ownership Interests are represented by certificates. There are no outstanding commitments or demands of any character to which any of Seller or Company are a party relating to the ownership interests of Company (or any security convertible into an ownership interest of Company). Seller has good title (legal and beneficial) to the Ownership Interests which they own, free and clear of all liens, encumbrances, restrictions, pledges, security interests, claims, demands or other interests whatsoever of third parties. Following the Closing, Seller will cease to be the member of Company and Purchaser will become the sole member of Company.

4.6 [Intentionally Omitted]

4.7 Financial Statements. Schedule 4.7 contains copies of an unaudited balance sheet and statement of income of each of Company for the calendar year ended December 31, 2012, and the calendar months through March 31, 2013 (collectively the "Financial Statements"). The Financial Statements (including the notes thereto) represent actual, bona fide transactions and present fairly the financial condition of Company as of the respective dates of the Financial Statements, and the results of operations, changes in retained earnings and cash flows of Company for such periods shown thereon are consistent with the books and records of Company.

4.8 Absence of Undisclosed Liabilities. Company has no Liabilities, except as shown (and in the amounts shown) on the Financial Statements and on Schedule 1.3 or on Schedule 4.8, attached hereto. Company has not incurred or become subject to any Liability, other than Liabilities incurred in the Ordinary Course of Business of Company, all of which have been paid in full in the Ordinary Course of Business of Company or are reflected on Company's regular books of account, and none of which is inconsistent with the representations, warranties and covenants of Company and Seller contained in this Agreement or with any other provision of this Agreement.

4.9 Litigation. Except as set out on Schedule 4.9, there is no litigation, action, suit, proceeding or arbitration currently pending or, to Seller's knowledge, threatened, against Company, other than with regard to existing accounts payable.

4.10 Legal Compliance; Governmental Authorizations.

(a) Company is, and at all times has been, in compliance in all material respects with each Legal Requirement that is or was applicable to any of it or to the conduct or operation of its businesses, or the ownership or use of its assets.

(b) To Seller's Knowledge, and except as set forth in Schedule 4.10(b) attached hereto no event has occurred, nor does any circumstance exist, that (with or without notice or lapse of time) (A) may constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action imposed by a Governmental Authority for breach of a Legal Requirement, other than reclamation activities required in the Ordinary Course of Business. If such circumstance is later determined to have existed before Closing, Seller and Company shall correct the violation at its or their own cost.

(c) Company has not received any notice or other communication (whether oral or written) from any Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) There are no additional licenses or permits that are necessary in order for Seller or Company to lawfully conduct the business of Company or to operate Company's assets.

4.11 Labor Matters. Except as may be set forth on Schedule 4.11, Seller represents and warrants that:

(a) Included as Schedule 4.11 is a true and complete list of all officers and employees of Company on the date hereof along with the amount of the current annual salaries or hourly rate, job title and vacation accrued, along with a full and complete description of any commitments to such officers and Employees with respect to compensation payable hereafter.

(b) No Employee is currently represented by a labor union or other collective labor organization or association. There are no collective bargaining agreements or memoranda of understanding by which Company or Seller are bound or applicable to any Employees. To the Knowledge of Seller and Company, there is no union or independent organizational activity among any Employees underway.

(c) Except as set forth on Schedule 4.11(c), neither Seller, Company, nor any entity, trade or business that together with Seller or Company would be treated as a single employer for purposes of sections 414(b), (c) or (m) of the Code ("ERISA Affiliate"), individually or collectively, maintain any Benefit Plans. None of the Benefit Plans sponsored by Seller, Company or any ERISA Affiliate is subject to, or ever has been subject to, Title IV of

ERISA or would constitute a multiemployer plan (within the meaning of section 3(37) of ERISA), and all of the Benefit Plans comply in form and have been administered and operated in accordance with all requirements of applicable Law. There have been no claims against any of Seller, Benefit Plans (other than claims for benefits in the usual course). Neither Seller, Company nor any ERISA Affiliate thereof has any liability for post-employment benefits or coverage under any welfare benefit plan (within the meaning of section 3(1) of ERISA) except for continuation coverage under federal law known as "COBRA" or other applicable state insurance law. No compensation (deferred or otherwise) payable to any employee, director or service provider of the Seller or Company is subject to additional taxation under section 409A of the Code.

(d) There is no pending litigation relating to the employment, termination of employment, compensation or employee benefits of any Employee, nor, to the Knowledge of Seller or Company, or any of their Affiliates, is any such litigation threatened.

(e) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(f) Seller and Company are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours; (ii) there is no unfair labor practice complaint or charge relating to the businesses of Seller or Company pending or, to the knowledge of Seller or Company, threatened before the National Labor Relations Board; and (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Seller or Company, threatened against or affecting the businesses of Seller or Company, and there has been no such job action during the past three years. Company is in compliance with the WARN Act and neither Seller nor Company have any liability under the WARN Act.

4.12 Contracts. The material contracts of Company are listed on Schedule 4.12 (the "Contracts"). Neither Seller nor Company, or any other party to any of the Contracts, has threatened or commenced any action against any of the parties to any of the Contracts or given or received any written notice of any material default or violation under any Contract that was not withdrawn or dismissed. Each of the Contracts is, or will be at the Closing, valid, binding and in full force and effect.

4.13 Assets. To the best of Seller's Knowledge, the equipment set out on Schedule 4.13 ("Equipment") of Company has been maintained in accordance with normal industry practice, and is suitable for the purposes for which the Equipment presently is used and presently proposed to be used. The Equipment is sufficient for the continued conduct of each Company's business after the Closing in substantially the same manner as conducted prior to the Closing. At Closing, the Equipment will be acquired by Purchaser "AS IS, WHERE IS," without any warranties. Further, Seller makes no representation or warranty as to the existence,

quantity, quality or mineability of any mineral reserves located on the Leased Premises, all of which shall be "AS IS WHERE IS."

4.14 Title to Properties. Company has good and marketable title to all of its assets, tangible and intangible, owned or used by Company in their businesses (excluding leased properties), including all vehicles, the Equipment, furniture and fixtures. All such assets shall be transferred free and clear of all Liens, except for Permitted Liens as set for on Schedule 4.14.

4.15 Environmental Matters. Except as set forth on Schedule 4.15:

(a) There are no pending or, to the Knowledge of Seller and Company, threatened claims, Liens, or other restrictions of any nature, resulting from any environmental, health, and safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of Company or their assets.

(b) Company is, and at all times has been, in material compliance with, and has not been and are not in material violation of or liable under, any Environmental Laws. Company does not have any basis to expect, nor has any other Person for whose conduct Company are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any Governmental Authority or private citizen acting in the public interest, or the current or prior lessor, owner or operator of the businesses, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety Liabilities with respect to their businesses, or with respect to any property or asset at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Company, or any other Person for whose conduct Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(c) There are no Hazardous Materials present at any location where Company conducts its businesses, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of Company's businesses or assets, except those Hazardous Materials used in the Ordinary Course of Business that are properly used and maintained. Neither Company, nor any other Person for whose conduct Company are or may be held responsible, or, to Seller's Knowledge, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the business of Company, except such activities as are and were in full compliance with all applicable Environmental Laws.

(d) To Seller's Knowledge, there has been no release or threat of release of any Hazardous Materials at or from any locations owned, leased or operated by Company, whether by Company or any other Person.

(e) Seller and Company have delivered to Purchaser true and complete copies and results of all reports, studies, analyses, tests or monitoring possessed or initiated by or on behalf of Seller or Company pertaining to Hazardous Materials or Hazardous Activities in, or

under, any locations owned, leased or operated by Company, or concerning compliance by Company or Seller, or any other Person for whose conduct Company is or may be held responsible, with Environmental Laws.

4.16 No Agent, Finder or Broker. All negotiations relative to this Agreement and the transactions described in this Agreement for the acquisition of the Ownership Interests have been conducted by Company and Seller directly with Purchaser, without the assistance or intervention of any other Person in such manner as to give rise to any valid claim against Purchaser, Seller or Company for a finder's fee, investment banking fee, brokerage commission or other like payment.

4.17 Studies. Company owns and has made available to Purchaser copies of all engineering studies, environmental impact reports or assessments, coal reserves and coal quality studies and other reports and studies that are in the possession or control of Company and that are material to the Seller or Company's business or assets.

4.18 Taxes; Tax Returns; Tax Elections.

(a) Company does not have any liability for Taxes other than those shown as Current Liabilities, as listed on Schedules 1.3 or 4.18(c), or taken into account in determining the Final Working Capital.

(b) Company is, and always has been, treated as a disregarded entity for Federal, state and local income tax purposes.

(c) Except as set forth in Schedule 4.18(c) **or Schedule 1.3, to the best of its knowledge,** Company has timely filed all Tax and information returns required to be filed by them with any Governmental Authority.

(d) [Reserved]

(e) Except as disclosed on Schedule 4.18(e), none of the assets of Company are subject to any Liens for the failure to file or pay any Taxes. There are no proceedings, investigations or claims now pending nor, to the knowledge of Seller or Company, proposed against any Company, nor are there any matters under discussion with the IRS or any other Governmental Authority, relating to any Taxes or assessments, or any claims or deficiencies with respect thereto.

(f) Purchaser is not required to withhold Tax on the purchase of the Ownership Interests by reason of section 1445 of the Code or any other Legal Requirement. Neither Seller is a "foreign person" within the meaning of section 1445 of the Code.

4.19 Permit Blocking. Neither Seller, Company, any of their Affiliates, nor any person "owned or controlled" by any of them, nor to the knowledge of Seller or Company, or any person retained by Seller or Company, or any of them, have been notified by the Federal Office of Surface Mining ("OSM") or the agency of any state administering the SMCRA (or any comparable state law), that it is (a) negligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be

revoked, i.e., "permit blocked." As used in this <u>Section 4.19</u>, "owned or controlled" shall be defined as set forth in 30 C.F.R. Section 773.5 (1991).

4.20 Seller Representation Regarding the Securities. The Seller understands that the Closing Shares, the Bond and the shares of Common Stock issuable with respect to the Bond ("Securities") have not been and will not be registered under the Securities Act of 1933, as amended (the "**Securities Act**") or any United States state securities laws and the Securities are being offered and sold pursuant to an exemption from registration and qualification the Securities Act based in part on the truth and accuracy of the representations of the Seller set forth herein. The Seller is acquiring the Securities for investment purposes only and not with a view to the distribution thereof. The undersigned may resell the Securities only in accordance with U.S. federal securities laws and applicable foreign laws.

4.21 Legend. The Seller acknowledges the Securities will contain a restrictive legend in the following form:

> THIS NOTE AND THE SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH HEREIN. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE PURSUANT HERETO MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SUCH ACT. THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN UNIT PURCHASE AGREEMENT, DATED AUGUST [__], 2013, BY AND BETWEEN THE COMPANY AND THE HOLDER.

Or

> THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH

APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

4.22 Seller Status. The Seller is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act and has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement.

4.23 Experience of the Seller. The Seller has (1) been furnished with all information which it deems necessary to evaluate the merits and risks of the purchase of the Securities; (2) had the opportunity to ask questions concerning the Securities; (3) has had the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the Securities; and (4) such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing the Securities and to make an informed investment decision relating thereto.

4.24 General Solicitation. The Seller is not receiving the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.25 Reliance on Representations and Warranties. Seller understands that the exemption of this transaction from registration under applicable U.S. securities laws is dependent on the accuracy of the foregoing representations and warranties and indemnifies the Seller and New Lead from any damages resulting from any inaccuracy therein.

5. Representations and Warranties of Purchaser and New Lead. Each of Purchaser and New Lead represents and warrants to Seller as follows:

5.1 Company Status. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Kentucky. New Lead is a limited liability company duly organized, validly existing and in good standing under the laws of Bermuda.

5.2 Power and Authority. Each of New Lead and Purchaser has, and at all times has had, full power and authority to conduct its businesses as and where such business has been and is now being conducted. Each of New Lead and Purchaser has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations under this Agreement.

5.3 Binding Effect. This Agreement and the Bond each has been duly executed and delivered by each of New Lead and Purchaser and constitutes, and each and every Ancillary Document executed by Purchaser will constitute, the legal, valid and binding obligation of each of New Lead and Purchaser, enforceable against each of New Lead and Purchaser in accordance with its respective terms.

5.4 No Violation or Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate, or

conflict with, any contract, agreement or other instrument or document, or any law, regulation, rule, injunction, order, decree, ruling or judgment of any governmental agency, court or other party to which either New Lead or Purchaser is subject.

5.5 Unregistered Securities. Purchaser and NewLead, jointly and severally represent and warrant to Seller that the Common Stock to be issued upon payment and/or conversion of the Bond are have not been registered under the Securities Act of 1933. Other than restrictions on resale pursuant to Rule 144, such units are not subject to any lockup or restriction and neither Seller, Purchaser nor New Lead shall be an underwriter with respect to such securities.

5.6 ***Corporate Income Tax Status***. Purchaser and New Lead, jointly and severally represent and warrant to Seller that New Lead is a limited company organized under the laws of Bermuda, and is treated for federal income tax purposes as a Subchapter C corporation and is deemed a domestic corporation for all state and federal tax purposes.

5.7 ***No Agent, Finder or Broker***. All negotiations relative to this Agreement and the transactions described in this Agreement have been conducted by each of New Lead and Purchaser directly with Company and Seller, without the assistance or intervention of any other Person in such manner as to give rise to any valid claim against Purchaser, New Lead, Company or Seller for a finder's fee, investment banking fee, brokerage commission or other like payment.

5.8 ***Shares Authorized***. The Closing Shares and the shares of New Lead Common Stock issuable with respect to the Bond have been duly authorized and when issued in accordance with the terms of this Agreement and the Bond, will be validly issued, fully paid and nonassessable.

5.9 ***SEC Documents***. New Lead has made available to Seller its Annual Report on Form 20-F for the year ended December 31, 2012 and its Current Reports on Form 6-K filed since December 31, 2012 (collectively, the "New Lead SEC Documents"). The New Lead SEC Documents were true and complete in all material respects as at their respective dates, did not contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Since the filing of its Annual Report on Form 20-F for the year ended December 31, 2012, there has not been any material adverse change in New Lead's business condition (financial or otherwise), results of operations or liabilities not reflected in the New Lead SEC Documents. Nothing has come to the attention of New Lead that any statement contained in any New Lead SEC Document is no longer true and correct. The financial statements (including the notes thereto) included in the New Lead SEC Documents represent actual, bona fide transactions and present fairly the financial condition of Company as of the respective dates of the Financial Statements, and the results of operations, changes in retained earnings and cash flows of Company for such periods shown thereon are consistent with the books and records of Company.

6. COVENANTS OF THE PARTIES.

6.1 Completeness of Statement; Effect of Representations and Warranties. No representation or warranty of Company, Seller or Purchaser in this Agreement contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. Company, Seller or Purchaser have disclosed to the others all adverse facts known to them relating to the representations and warranties contained herein. All representations and warranties contained in this Agreement are correct and complete as of the date hereof. Nothing in the Schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. All of the representations and warranties made by Company, Seller or Purchaser are made with the knowledge, expectation, understanding and desire that the others place complete reliance thereon. Neither the representations and warranties of Company, Seller or Purchaser, nor the indemnification obligations of Company, Seller or Purchaser, shall be affected, qualified, modified or deemed waived by reason of the fact that the others knew or should have known that any representation or warranty is or might be inaccurate in any respect.

6.2 Transition of Business and Operations. Seller and Company agree to cooperate with Purchaser to effect the smooth transition of the control of the Company' businesses, by such means as Purchaser may reasonably request. Seller and Company covenant to cooperate with Purchaser in providing all information required hereunder and access thereto and whatever is required to carry out the purposes and intent of the transactions contemplated in this Agreement.

6.3 Continuing Access. For all periods commencing on the date hereof and expiring at Closing or the earlier termination of this Agreement, Seller and Company shall: (a) afford Purchaser or its representatives, full and free access to Company' Employees, properties, books and records, and other documents and data, (b) furnish Purchaser with copies of the Contracts, and other existing documents, data, and records as Purchaser may reasonably request, and (c) furnish Purchaser with such additional information as Purchaser may reasonably request. In addition, following Closing, Purchaser and Company shall provide Seller access to financial and other records of Company and its business and operation for purposes of filing necessary tax returns as well as all other reasons necessarily required by Seller.

6.4 Actions of the Parties.

(a) From the date hereof through the Closing Date (or the earlier termination of this Agreement in accordance with its terms), Company shall not enter into transactions, except those in the Ordinary Course of Business, and none of the Parties will take any action or knowingly permit to be done anything, which would be a misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of that Party under this Agreement. Each of the Parties hereto shall cause the deliveries for which such Party is responsible at the Closing to be duly and timely made.

(b) From the date hereof through the Closing Date (or the earlier termination of this Agreement in accordance with its terms), each Party agrees to promptly notify the other Parties in writing if such Party becomes aware of any fact or condition that causes or constitutes

a breach by that Party of any of its representations or warranties as of the date of this Agreement, or if such Party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute such a breach by that Party had its representations and warranties been made as of the time of the occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Purchaser a supplement to the Schedules specifying such change. During the same period, each Party agrees to promptly notify the other Parties of the occurrence of any breach of any covenant of that Party in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely. No disclosure by any Party pursuant to this Section 6.4(b) nor any supplement of the Schedules by Seller and Company as contemplated above shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or breach of a warranty or covenant.

6.5 Allocation of Taxes. (a) Seller shall pay all Taxes of Company for all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"); and (b) Purchaser shall pay any and all Taxes imposed on or with respect to Company or its operations, ownership, assets or activities for any period other than a Pre-Closing Tax Period (a "Post-Closing Tax Period").

***6.6* TAX COVENANTS RELATED TO COMPANY.**

(a) *Filing of Tax Returns*. Seller shall prepare or cause to be prepared all Tax Returns for Company for all periods ending on or prior to the Closing Date that are to be filed after the Closing Date. Seller shall prepare each such Tax Return consistent with past practices. If required by law, Purchaser shall, and shall cause Company to, timely sign and file, or authorize Seller to sign and file, each such Tax Return prepared by Seller and delivered to Purchaser, unless any such Tax Return is manifestly inconsistent with law. The parties agree and acknowledge that the sale of the membership units shall be treated for income tax purposes as a sale of assets, in that each of the Company, prior to the Closing Date, was a "disregarded entity" for state and federal income tax purposes. Thus, for income tax purposes Seller shall file its state and federal income tax returns for calendar year 2013 and shall include therein the income and expenses related to the Company and their operations for the period from January 1, 2013 through the Closing Date.

(b) *Cooperation on Tax Matters*. Purchaser and Seller will cooperate fully, and Purchaser will cause Company to cooperate fully, as and to the extent reasonably requested by any such Party, in connection with any Tax matters relating to Company (including by the provision of reasonably relevant records or information).

***6.7 Further Assurances*.** Each of the Parties shall, at all times, and from time to time, upon the request of the appropriate Party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be required to complete the transactions contemplated in this Agreement or in the Ancillary Documents. After the Closing Date each

Party shall, and shall use its reasonable best efforts to assure that any necessary third party shall, execute such documents and do such other acts and things as any other Party may reasonably require for the purpose of giving to that other Party the full benefit of all the provisions of this Agreement and the Ancillary Documents to which it is a party or an intended beneficiary, and as may be reasonably required to complete the transactions contemplated in this Agreement or the Ancillary Documents.

6.8 Transfer of Governmental Authorizations. Company, Seller and Purchaser shall pursue the necessary steps for transfer of the Governmental Authorizations with reasonable diligence until completed. Pending completion of that process, Purchaser shall operate under the currently existing Governmental Authorizations and bonds, if any, and shall indemnify and hold harmless Seller from any and all liability or damages that may be incurred arising out of the activities of the Company or Purchaser. Seller and Company agree to cooperate fully with Purchaser in the preparation and execution of all applications and other documents or submittals necessary to accomplish these actions.

6.9 Collins and Mayo Lease. Seller and Purchaser each recognize and acknowledge that the primary asset of VAG consists of a lease hold interest for mineral properties located in Pike, Floyd and Letcher Counties Kentucky, leased from Collins and Mayo Collieries Company ("Lessor"), pursuant to that certain Lease, dated December 4, 2006. The parties further acknowledge and agree that Lessor is in the process of negotiating existing lease issues and the extension of the lease with respect to the leased premises, and shall negotiate directly with VAG and Purchaser following consummation of this transaction for the execution and consummation of such lease, provided that Perian Saviola shall remain as a manager of VAG and shall be permitted to participate in the lease negotiations to the extent she deems reasonably necessary in order to insure completion of the lease extension within 180 days. Accordingly, neither Seller nor Company makes any representation or warranty as to the lease and its terms, nor as to any required consents by Lessor to any transfer or assignment, including the sale of the VAG Units pursuant to this Agreement.

6.10 Reclamation and other Bonds. Seller and Purchaser each understand, acknowledge and agree that VAG is subject to certain bond obligations as identified specifically on attached Schedule 6.10. The bonds shall be required to be replaced by Purchaser or VAG immediately upon consummation of the sale of the Ownership Interest to Purchaser, whereupon all securities and funds held as security for such bonds shall be repaid to Seller. This obligation shall be evidenced and secured as provided in Section 1.2 hereof. In the event those funds are not repaid within sixty (60) days following closing, then Seller shall be entitled to foreclose under the Bond and execute under the Pledge Agreement, whereupon all such bond funds, when actually received shall be paid to or retained by Seller.

6.11 New Lead to Maintain Compliance with Reporting Obligations. New Lead agrees that until all Common Stock issued with respect to the Bond have been sold New Lead will:

(a) Comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information;

(b) Use its best efforts to file with the Securities and Exchange Commission in a timely manner all reports and other documents required under the Securities Act of 1933 and the Securities Exchange Act of 1934; and

(c) Upon request by Seller, furnish to Seller (i) a written statement as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act, and (ii) such other reports and documents as the Seller may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

7. Deliveries at Closing.

7.1 Deliveries by Seller. Seller shall deliver (duly executed where appropriate) to Purchaser at the Closing each of the following:

(a) Instruments assigning the Ownership Interests to Purchaser;

(b) Copies of resolutions duly adopted by the manager or members of Seller, approving the transactions contemplated in this Agreement in a form reasonably satisfactory to Purchaser, certified by an officer or other authorized person as being correct, complete and in full force and effect as of the Closing Date;

(c) Possession of the Company and its assets;

(d) Assignment of the Marrowbone LOI;

(e) Designation of Purchaser as "Operator" with respect to the Company ;

(f) All business and financial records of the Company, at Closing or as soon as reasonably possible following Closing.

(g) Resignations of all members, managers and officers of the Company (provided, that Perian Salviola shall remain as a manager of the Company following Closing until such time as Company has completed necessary steps to finalize execution of a lease with Collins and Mayo); and

(h) Such other documents as may be reasonably necessary to affect the Closing of the transactions contemplated in this Agreement as such Closing is herein contemplated.

7.2 Deliveries by Purchaser. Purchaser shall deliver (duly executed where appropriate) to Seller at the Closing each of the following:

(a) The Closing Payment;

(b) The Closing Shares;

(c) The Bond in the principal face amount of $15,000,000, in the form attached as Exhibit A;

(d) A copy of resolutions duly adopted approving the transactions contemplated in this Agreement and the Ancillary Documents in a form reasonably satisfactory to Seller, certified by an officer or other authorized person as being correct, complete and in full force and effect as of the Closing Date;

(e) The Unit Pledge Agreement, in the form attached as Exhibit B, together with UCC-1financing statement;

(f) The Marrowbone Pledge Agreement in the form attached as Exhibit C;

(g) Such other documents as may be reasonably necessary to effect the closing of the transactions contemplated in this Agreement as such closing is herein contemplated.

7.3 Actions and Deliveries Simultaneous. Notwithstanding the order of the deliveries by the Parties set forth above, all actions and deliveries are deemed to have occurred simultaneously, and none shall be deemed to have been completed until each of the actions and deliveries set forth in this Section 7 has been completed or has been waived by the Party entitled to make such waiver.

8. CONDITIONS TO CLOSING. The obligation of Purchaser or Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date (any of which may be waived by Purchaser or Seller, as applicable, in writing):

8.1 Representations and Warranties Correct. The representations and warranties of Seller and Company or Purchaser contained in this Agreement must have been true and correct in all respects as of the date hereof, and must be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date, without giving effect to any supplement to the Schedules attached hereto.

8.2 Compliance with Covenants. Seller and Company or Purchaser shall have performed and complied with all the covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

8.3 Consents. Seller shall have obtained and delivered by Purchaser any approvals, consents, and authorizations necessary to assign and transfer all of the Contracts and all other assets of Company, and the Ownership Interests, excluding any consent from Lessor.

8.4 No Litigation. No action or proceeding before any court or any governmental authority will be pending or validly threatened (other than with regard to existing accounts payable) pursuant to which an unfavorable judgment, decree, injunction or order would (a) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (b) declare unlawful the transactions described in this Agreement, (c) cause such transactions to

be rescinded or (d) adversely affect the right of Purchaser to own the Ownership Interests or to operate or control the business to be acquired hereunder.

9. TERMINATION.

9.1 Conditions to Termination. By notice given to the other Parties to this Agreement, this Agreement may be terminated:

(a) By mutual agreement of Purchaser and Seller;

(b) Provided the terminating Party is not otherwise in material default or breach of this Agreement, and has not failed or refused to close without justification hereunder, by either Purchaser or Seller, without prejudice to other rights and remedies which the terminating Party may have, if the other Party shall (i) have materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) have materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting Party shall have a period of ten (10) days following written notice from the non-defaulting Party to cure any breach of this Agreement, if such breach is curable.

9.2 Effect of Termination. Each Party's right of termination hereunder is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. All Parties shall have any rights or remedies allowed at law or equity, including, but not limited to, specific performance.

10. INDEMNIFICATION; SURVIVAL.

10.1 Survival of Representations and Warranties. Except for the representations and warranties in Sections 4.1, 4.2, 4.5, 4.11(c), 4.14 and 4.18 and claims by Purchaser based on fraud and intentional misrepresentation by Seller, which shall survive for a period equal to the applicable statute of limitations, the representations and warranties of Seller or Purchaser set forth in this Agreement or any Ancillary Documents shall survive the Closing for a period of one (1) year, and shall thereafter (together with any obligation of indemnification related thereto) be of no further force or effect whatsoever. Any proceeding related to any such representations or warranties must be instituted within the foregoing unlimited, statutory or one (1) year periods, as applicable or shall thereafter be waived and barred. Except as otherwise provided in this Agreement, all covenants made by the Parties shall continue to be enforceable following the Closing Date in accordance with their terms; provided, that, enforcement of Section 6.1 is subject to the same time limits for enforcement of the applicable representations and warranties in this Section 10.1.

10.2 Indemnification by Seller. Seller agrees to defend, indemnify and hold Purchaser and its respective members, directors, officers, employees, managers, Affiliates, successors and assigns (collectively, "Purchaser Indemnitees") harmless from and against, and to pay to Purchaser Indemnitees the amount of, any and all damages, Liabilities, obligations, losses, damages, judgments, claims and deficiencies (including without limitation, costs of investigation and reasonable attorney's and accountant's fees) (collectively, "Damages"), incurred by Purchaser Indemnitees resulting from, or arising out of, (i) any breach by Seller or Company of

the representations and warranties made by Seller in this Agreement, (ii) any breach or default in the performance by Seller or Company of any the covenants or agreements which any of them are to perform hereunder, (iii) all undisclosed Liabilities or obligations of Company arising prior to Closing, except to the extent taken into account in determining the Final Working Capital, disclosed on the Latest Balance Sheet, otherwise set forth in Disclosure Schedules related hereto; or as otherwise disclosed to or known by Purchaser.

10.3 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold Seller and its respective partners, members, officers, employees, Affiliates, successors and assigns (collectively, "Seller Indemnitees") harmless from and against, and will pay to Seller Indemnitees the amount of, any and all Damages, incurred by Seller Indemnitees resulting from, or arising out of, (i) any breach by Purchaser of its representations and warranties in this Agreement, (ii) any breach or default in the performance by Purchaser of any the covenants or agreements which it is to perform hereunder, (iii) all Liabilities or obligations of Seller for acts of Company subsequent to Closing; (iv) any Retained Liabilities; or (v) any liabilities, claims or losses incurred by Seller or an of the Seller Affiliates as defined in Section 1.2 related to the Bond obligations.

10.4 Remedies Exclusive. The remedies provided in this Section 10 shall be exclusive and shall be the sole remedy and constitute the sole liability and obligation of any of the parties with respect to this Agreement.

10.5 Limitation on Indemnification Obligations. (a) Notwithstanding anything contained herein to the contrary, Seller shall have no obligation to indemnify or hold Purchaser or any other Purchaser Indemnitee harmless under this Section 10 with respect to Damages arising out of this Agreement until such Damages reach, in the aggregate, One Hundred Thousand and no/100 Dollars ($100,000.00) ("Basket Amount"), at which time Purchaser shall be entitled to seek indemnification pursuant to this Section 10 for all Damages, in excess of the Basket Amount, up to a maximum amount of One Million Two Hundred Thousand and no/100 Dollars ($1,200,000.00) in excess of the Basket Amount. The parties further agree and acknowledge that, to the extent there is any indemnification claim made by Purchaser that requires any payment of indemnification or other damages or amounts by Seller, and the Bond is then outstanding, Seller may, in its sole option, elect to satisfy such indemnification or other obligation by reducing the face value of the Bond and making a corresponding reduction in the original principal amount of the True-Up Amount.

(b) Notwithstanding anything contained herein to the contrary, Purchaser shall have no obligation to indemnify or hold Seller or any other Seller Indemnitee harmless under this Section 10 with respect to Damages arising out of this Agreement until such Damages reach, in the aggregate, One Hundred Thousand and no/100 Dollars ($100,000.00) ("Basket Amount"), at which time Seller shall be entitled to seek indemnification pursuant to this Section 10 for all Damages, in excess of the Basket Amount, up to a maximum amount of One Million and no/100 Dollars ($1,000,000.00) in excess of the Basket Amount; provided that these limitations shall not apply to any claims with regard to Retained Liabilities or Bond obligations pursuant to Section 10.3(iv) or (v) or limit the amounts due under the Bond.

10.6 Procedure for Indemnification.

(a) Promptly after receipt by a party (the "Claiming Party") of notice of the commencement or assertion of any claim, proceeding or order (each an "Indemnitee Claim") against it or any other Purchaser Indemnitee (in the case of Purchaser) or Seller Indemnitee (in the case of Seller), and if a claim is to be made by the Claiming Party against any other party (the "Indemnifying Party") for indemnification with respect to that Indemnitee Claim, the Claiming Party shall promptly give notice to the Indemnifying Party of the commencement or assertion of such Indemnitee Claim; provided, that the failure to so notify the Indemnifying Party of the commencement or assertion of such Indemnitee Claim will not relieve the Indemnifying Party of any liability that it may have to any Purchaser Indemnitee or Seller Indemnitee (as applicable) hereunder, except to the extent that such the Indemnifying Party demonstrates that the defense of such action was materially prejudiced by the Claiming Party's failure to give such notice. The notice contemplated herein shall describe the Indemnitee Claim and the specific facts and circumstances in reasonable detail, shall include a copy of any related notices or written claims from third-parties, and shall indicate the amount, if known, or an estimate, if possible, of the Damages that have been or may be suffered or incurred.

(b) The Indemnifying Party shall defend or compromise any Indemnitee Claim by a third party ("Third Party Claim"), at its own expense and by its own counsel, who shall be reasonably acceptable to the Claiming Party. The Claiming Party may participate, at its own expense, in the defense of any Indemnitee Claim assumed by the Indemnifying Party. The Indemnifying Party shall not, without the approval of the Claiming Party (which approval shall not be unreasonably withheld or delayed), compromise a Third Party Claim defended by the Indemnifying Party which would require the Claiming Party to perform or take any action, to refrain from performing or taking any action, or to pay any additional Persons in the future.

(c) If a Claiming Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its related indemnitees other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Claiming Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

(d) If, within ten (10) business days of the Indemnifying Party's receipt of notice involving a Third Party Claim, the Indemnifying Party has not notified the Claiming Party that the Indemnifying Party will assume the defense, the Claiming Party may assume control of the defense or compromise of such Indemnitee Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Indemnitee Claim. The Claiming Party shall have the right to compromise such Indemnitee Claim without the Consent of the Indemnifying Party.

(e) The Party assuming the defense of any Indemnitee Claim shall keep the other Party(s) reasonably informed at all times of the progress and development of the Party's defense of and compromise efforts with respect to such Indemnitee Claim, and shall furnish the other party(ies) with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to

each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Indemnitee Claim.

10.7 No Right of Set-Off. Purchaser shall not have the right to set-off or otherwise hold back on making any payments due under the Bond or otherwise under this Article 10 unless and until a final resolution of any Indemnitee Claim has been reached. Any attempt at such a set-off shall constitute an event of default under the Bond.

11. MISCELLANEOUS PROVISIONS.

11.1 Confidentiality of Agreement. Unless otherwise required by law, no party shall disclose either the terms or existence of this Agreement to any person other than a party's counsel and its other representatives or such other third parties with whom it must communicate to consummate the transactions described in this Agreement. Notwithstanding the foregoing, no party shall have any obligation hereunder to keep confidential the terms or existence of this Agreement to the extent disclosure thereof is required by law; provided, however, that in the event disclosure is required by law, the parties shall use their respective commercially reasonable efforts to provide the other parties with prompt advance notice of such requirement so that the other parties may seek an appropriate protective order.

11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law rule or principle that might require the application of the laws of another jurisdiction.

11.3 Consent to Jurisdiction. Each of the Parties hereto consents and voluntarily submits to personal jurisdiction in the State of Delaware and in the state or federal courts of Delaware in any proceeding arising out of or relating to this Agreement or any Ancillary Document, and agrees that all claims in respect of the Proceeding may be heard and determined in any such court. Each of the Parties further consents and agrees that such Party may be served with process in the same manner as a Notice may be given under Section 11.9. Each of the Parties irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action with respect to this Agreement or any Ancillary Document in the state or federal courts of Delaware.

11.4 Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless the context clearly provides otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. The headings in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.

11.5 Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding of the Parties hereto with respect to the subject matter herein contained, and supersedes all prior agreements, correspondence, arrangements and

understandings relating to the subject matter hereof. This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the Parties hereto.

11.6 Expenses. Seller shall pay (a) all sales, use or other transfer Taxes relating to the transfer of the Ownership Interests to Purchaser, and (b) recordation fees, transfer Taxes or other expenses related to the discharge of any liens or encumbrances affecting the assets of the business (other than Permitted Encumbrances). Purchaser shall pay (a) the cost of any UCC, lien or title searches it determines to undertake, and all premiums on any title insurance it acquires, and (b) any fees and costs for any engineering, environmental or geologic evaluations or assessments of the assets of Company. Each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants. In the event of the termination of this Agreement, the obligation of each Party to pay its or his own expenses will be subject to any rights of each Party arising from a breach of this Agreement by another Party.

11.7 Invalidity of Provisions; Severability. If any provision of this Agreement, or the application thereof to any person, entity or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other persons, entities or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11.8 No Third Party Beneficiaries. Except as set forth below, this Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit nor is it intended to be enforceable by any third Person, and shall only be enforceable by the Parties hereto, and their respective successors and permitted assigns.

11.9 Notices.

(a) All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made hereunder (collectively, "Notices") shall be given or made in writing and (1) personally delivered against a written receipt, (2) sent by confirmed facsimile, or (3) delivered to a reputable express messenger service (such as Federal Expressor United Parcel Service) for overnight delivery, addressed as follows (or to such other address as a Party shall have given Notice to the other):

If to Purchaser:

Mine Investment, LLC
400 South Faber Place Drive, Suite 300
Charleston, SC 29405
Fax: ____________________

With a copy (which shall not constitute notice) to:

____
____
____

If to Seller:	Pallas Holdings, LLC Perian Salviola. Manager 555 S. Federal Highway, Suite 300 Boca Raton, FL 33432 Fax: ____________________
With a copy (which shall not constitute notice) to:	Michael D. Karsch, Esq. Belson Karsch, LLC 2000 Glades Road, Suite 300 Boca Raton, FL 33431 Fax: 561-613-4100

(b) All Notices shall be effective upon being personally delivered, or upon confirmation of a facsimile, or upon the delivery to a reputable express messenger service. The period in which a response to any such Notice must be given shall commence to run from the date on the receipt of a personally delivered notice, or the date of confirmation of a facsimile if received before 5:00 P.M. E.S.T., or one business day following the proper delivery of the Notice to a reputable express messenger service, as the case may be.

11.10 Specific Performance. Each of the Parties acknowledges and agrees that the other(s) would be damaged irreparably in the event any of the provisions of this Agreement or the Ancillary Documents are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Seller, on the one hand, and Purchaser on the other, agree that the other(s) shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement or the Ancillary Documents and to enforce specifically this Agreement or the Ancillary Documents and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over Purchaser and Seller and the matter (subject to the provisions set forth in Section 11.3), in addition to any other remedy to which it may be entitled, at law or in equity.

11.11 Successors and Assigns.

(a) The rights of any Party under this Agreement shall not be assignable by such Party prior to the Closing without the consent of the other Parties, except that the rights and obligations of Purchaser (but not NewLead) hereunder may be assigned prior to the Closing, without the consent of Seller, to any Affiliate of Purchaser, provided, that, Purchaser remains liable for its obligations under this Agreement. Following the Closing, any Party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) Subject to the foregoing, all of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their successors and permitted assigns.

11.12 Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.

11.13 Remedies Cumulative; Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice a Party's rights, powers or remedies hereunder.

11.14 Counterparts. This Agreement may be executed and delivered by facsimile, electronic mail, or other electronic means and in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

11.15 Exhibits and Schedules. All Exhibits to this Agreement and the Schedules hereto shall constitute part of this Agreement and shall be deemed to be incorporated herein by reference, in their entirety and made a part hereof, as if set out in full at the point where they first are mentioned. Any Exhibits and Schedules that are not attached to this Agreement upon execution shall be supplied by Seller or Purchaser, as applicable, within ten (10) days of execution of this Agreement, unless such date is extended by agreement of the parties. Purchaser or Seller, as applicable, shall have ten (10) days from delivery of the Exhibits and Schedules to review the new information (the Closing Deadline shall be automatically extended to give Seller or Purchaser the time allowed to review the new information) and, if Purchaser or Seller, as applicable, is not satisfied with the additional Exhibits and Schedules for any reason, or the same are not supplied by the due date, then the party may terminate this Agreement and neither party shall have any further liability to the other. Any changes to the Exhibits and Schedules attached at the time of execution of this Agreement are subject to the terms of Section 6.4.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

PURCHASER:

MINE INVESTMENT, LLC

By: ______________________

Title: ______________________

SELLER:

PALLAS HOLDINGS, LLC

By: ______________________
Perian Salviola, Manager

NEW LEAD HOLDINGS, LTD.

By: ______________________

Title: ______________________

Acknowledged and Agreed:

VIKING ACQUISITION GROUP, LLC

By: ______________________

Title: Manager